EXHIBIT 8

December 22, 2000

NetLojix Communications, Inc.
501 Bath Street
Santa Barbara, CA 93101
Attention: James P. Pisani, President

James Jensen
2121 Precinct Line Rd.
Hurst, TX 76054

        Re:                Investment Representation Agreement

        Nicholas Telesca ("Buyer"), desires to acquire 700,000 shares (the "Shares") of the Common Stock of NetLojix Communications, Inc. ("NetLojix") from James Jenson ("Seller") for $5,000.00. The Shares arc subject to certain restrictions on transfer. Buyer has requested that NetLojix permit the transfer of the Shares to Buyer. NetLojix will permit such transfer only in reliance upon the representations, warranties and agreements of Buyer contained in this Investment Representation Agreement. Accordingly, Buyer hereby represents, warrants and agrees as follows:

        1.    Purchase for Own Account. Buyer is acquiring the Shares for investment and for Buyer's own account, and not with a view to or for sale in connection with any distribution of any part thereof. Without limiting the foregoing, Buyer will not make any public resale of any of the Shares for at least one year after the date hereof. Buyer will not make any private resale of any of the Shares except with NetLojix's prior written consent.

        2.    Investment Experience. Buyer is an "accredited investor" as that term is defined in Rule 501(a) promulgated by the Securities and Exchange Commission (the "SEC"). Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the risks of an investment in the Shares.

        3.    Information Concerning NetLojix. Buyer has received copies of NetLojix's (i) Annual Report on Form 10-K for the year ended December 31, 1999, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, (iii) Current Reports on Form 8-K dated June 23, 2000 and October 5, 2000, (iv) Post-effective Amendment No. 1 to Registration Statement on Form S-1 dated May 3, 2000, (v) Proxy Statement for its 2000 Annual Meeting of Stockholders, each as filed with the SEC. Buyer has had the opportunity to obtain information with respect to NetLojix and its plans, operations and financial condition, and has heretofore received all such information as Buyer has deemed necessary and appropriate to enable Buyer to evaluate the financial risk inherent in an investment in the Shares.

        4.    Restricted Securities. Buyer acknowledges and agrees that:

          4.1  No Registration. The Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and must be held indefinitely unless such Shares are subsequently registered under the Act and qualified under such state laws or an exemption from such registration and qualification is available. NetLojix is under no obligation (contractual or otherwise) to register any of such Shares under any circumstances.

          4.2  Legends. The share certificate representing such Shares will be stamped with the following legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

          4.3  Stop Transfer Instructions. NetLojix will issue stop transfer instructions to its transfer agent with respect to the Shares.

          4.4  Rule 144 and Public Resales. Any public resales of the Shares permitted under this Agreement will be made in accordance with Rule 144 promulgated by the SEC. Any such sales by Buyer pursuant to Rule 144 may be aggregated with sales by Seller for purposes of determining compliance with the volume limitations set forth therein.

        5.    Indemnification. Buyer acknowledges that NetLojix will be relying on Buyer's representations in connection with exemptions from registration under the Act, as well as well state securities or "Blue Sky" laws. All representations, warranties, and agreements made by Buyer shall survive the transfer of the Shares to Buyer. Buyer agrees to indemnify and hold harmless NetLojix and its affiliates from and against all losses, costs, expenses (including, without limitation, attorneys' fees and expenses), or liabilities for any breach of this Agreement by Buyer and from any breach of Buyer's representations or warranties.

        IN WITNESS WHEREOF, Buyer has executed this Investment Representation Agreement as of the date first set forth above.

Sincerely,
"Buyer"
Nicholas Telesca
By: /s/ Nicholas Telesca
Name: Nicholas Telesca
Title:
Address: 400 Colony Square, Ste. 1630 1201 Peachtree St. Atlanta, GA 30361

AGREED:

/s/ James Jensen
James Jensen

ACCEPTED:

NETLOJIX COMMUNICATIONS, INC.

By: /s/ Anthony E. Papa
      Anthony E. Papa, CEO

Date: April 3, 2001